Exhibit 10.11

THIRD AMENDMENT TO THE SERIES A-2 EXCHANGE

CONVERTIBLE NOTE ISSUED ON DECEMBER 20, 2018

THIS THIRD AMENDMENT to the Note (as defined below) (the “Amendment”) is entered into on April 14, 2021 (the “Effective Date”), by and between Simplicity Esports and Gaming Company, a Delaware corporation (the “Company”), and Maxim Group LLC (the “Holder” and collectively with the Company, the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain Series A-2 exchange convertible note in the original principal amount of $1,000,000, which was issued by the Company to the Holder on December 20, 2018 (as amended from time to time, the “Note”); and

B. The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The Maturity Date (as defined in the Note) shall be extended to October 15, 2021.

2. The principal balance of the Note shall increase by $50,000 as of the Effective Date.

3. If the Note is not repaid in the entirety (in cash and/or shares of the Company’s common stock pursuant to conversion(s) of the Note per the terms of the Note) on or before April 30, 2021, the principal balance of the Note shall increase by $50,000.

4. If the Note is not repaid in the entirety (in cash and/or shares of the Company’s common stock pursuant to conversion(s) of the Note per the terms of the Note) on or before May 15, 2021, the principal balance of the Note shall increase by $50,000.

5. If the Note is not repaid in the entirety (in cash and/or shares of the Company’s common stock pursuant to conversion(s) of the Note per the terms of the Note) on or before July 15, 2021, the principal balance of the Note shall increase by $100,000.

6. If the Note is not repaid in the entirety (in cash and/or shares of the Company’s common stock pursuant to conversion(s) of the Note per the terms of the Note) on or before September 15, 2021, the principal balance of the Note shall increase by $100,000.

7. The Company shall, within five (5) business days after the Company’s receipt of the proceeds from the consummation of the second tranche of $999,996 under that certain stock purchase agreement entered into between the Company and Tiger Trout Capital Puerto Rico, LLC on or around March 31, 2021 (the “Tiger Trout Transaction”), pay $500,000 by wire transfer to the Holder which shall reduce the principal owed under the Note by $500,000.

8. While any portion of the Note is outstanding, if the Company receives cash proceeds from public offerings or private placements of the Company’s common stock to investors (except with respect to proceeds from officers and directors of the Company), the Company shall, within five (5) business days of Company’s receipt of such proceeds, inform the Holder of such receipt, following which the Holder shall have the right in its sole discretion to require the Company to immediately apply up to 25% of such proceeds received by the Company to repay the outstanding amounts owed under the Note (with the understanding that each dollar applied towards the repayment of the outstanding amounts owed under the Note pursuant to this Section 8 of this Amendment shall reduce the balance owed under the Note by one dollar). For the avoidance of doubt, this Section 8 of this Amendment shall not apply to the Tiger Trout Transaction.

9. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Simplicity Esports and Gaming Company		Maxim Group LLC

By:	/s/ Roman Franklin	By:	/s/ Clifford A. Teller
Name:	Roman Franklin	Name:	Clifford A. Teller
Title:	Chief Executive Officer	Title:	Executive Managing Director
Head of Investment Banking